Exhibit 15.1

LETTER IN LIEU OF CONSENT FOR REVIEW REPORT

May 28, 2003

Nextel Communications, Inc.
2001 Edmund Halley Drive
Reston, Virginia

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Nextel Communications, Inc. and subsidiaries for the periods ended March 31, 2003 and 2002, as indicated in our report dated May 14, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
McLean, Virginia